Unilever N.V.
PO Box 760 3000 DK Rotterdam
The Netherlands

Weena 455 3013 AL Rotterdam

T: +31 (0)10 217 4000
F: +31 (0)10 217 4798 www.unilever.com

March 9, 2020

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of Disclosure Filed in Exchange Act Annual Report Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Unilever N.V. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2019 (page 167), which was filed with the U.S. Securities and Exchange Commission on March 9, 2020.

Respectfully submitted,

Unilever N.V.

By:	/s/ Ritva Sotamaa
Name:	Ritva Sotamaa
Title:	Chief Legal Officer and Group Secretary

Unilever N.V.
Registered office Rotterdam
Commercial Register no 24051830
Vat no NL001868214B01